Exhibit 10.2

SECOND AMENDMENT

TO

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of March 5, 2012 (the “Amendment Date”) by and between PARKER DRILLING COMPANY, a Delaware corporation (the “Company”), and ROBERT L. PARKER, JR. (“Executive”), and is an amendment to that certain First Amended and Restated Employment Agreement between the Company and Executive made and entered into as of March 13, 2011, as amended by that certain First Amendment dated August 29, 2011 (collectively, the “Agreement”). The Company and Executive are sometimes hereinafter referred to singularly as a “Party” or collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, the Company and Executive desire to enter into this Amendment to change Executive’s title, duties and responsibilities with the Company, and provide for corresponding changes in Executive’s compensation, as further provided herein.

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises and agreements contained herein, the Parties hereto agree as follows:

1. Section 2(a) of the Agreement is hereby amended by deleting “$425,000” and replacing it with “$637,300”. Notwithstanding such increase in Executive’s Base Salary (as defined in the Agreement), for purposes of Section 6(a)(1) of the Agreement, Executive’s Base Salary and annual incentive target bonus for the 2012 calendar year and subsequent calendar years shall be based on a Base Salary of $425,000. Executive’s annual incentive target bonus for calendar year 2012 shall equal his blended Base Salary for the 2012 calendar year ($601,917). Executive’s awards under the Company’s long-term incentive plan for the 2012 calendar year shall be based on his Base Salary of $637,300.

2. Section 2(c) of the Agreement is hereby amended by adding the following to the end of such Section:

“In addition to Executive’s rights under such long-term incentive plan(s) and the applicable award agreements (collectively, “Plan Documents”), in the event of termination of Executive’s employment (i) due to Executive’s death, Disability or Retirement (including the deemed Retirement of Executive pursuant to Section 42), (ii) by Executive for Good Reason, or (iii) by the Company without Cause, all of the restrictions and other conditions of all grants of performance-based long-term incentives then outstanding, including, but not limited to, performance-based cash awards and performance-based restricted stock units, shall vest and

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be deemed satisfied on a Pro Rata Basis (as hereinafter defined) on the Termination Date. Upon such termination of employment, all other long-term incentives that remain unvested on the Termination Date will be treated as provided in the applicable Plan Documents. As used herein, (x) “Pro Rata Basis” means the number of months including any partial months during the “Performance Period” for which Executive is employed before the Termination Date, divided by the total number of months in the Performance Period and (y) “Performance Period” means the period of time over which performance and/or continued employment is measured for the purpose of determining Executive’s rights to, and the value of, such long-term incentives (typically 36 months under the Company’s current Plan Documents). Notwithstanding vesting on a Pro Rata Basis pursuant to this provision, payment for performance-based awards (to the extent the performance criteria are met) to Executive shall be made after the end of the Performance Period at the same time and on the same basis as such payments are made to the other Grantees (as defined in the Plan Documents), including with regard to the determination of the value of the performance-based awards and the combination of Company stock and/or cash payable to the Grantees.”

3. Section 3 of the Agreement is hereby replaced in its entirety with the following:

“During the Employment Period, Executive shall devote his full business time and attention to the Company’s business and shall promote its success and shall perform the duties and responsibilities assigned to him by the Reporting Authority from time to time to the best of his ability and with reasonable diligence, with the primary duties and responsibilities as of the date of this Agreement as set forth in Section 1 of Appendix B of the Agreement.”

4. A new Section 7(f) is hereby added to the end of Section 7 to read as follows:

“(f) Potential Reduction in Payments. Notwithstanding any other provision of this Agreement to the contrary, if any Payment would be subject to the Excise Tax, then the Payment shall be either

(1) delivered in full pursuant to the terms of this Agreement or

(2) reduced in accordance with this Section 7(f) to the extent necessary to avoid the Excise Tax,

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based on which of (1) or (2) would result in the greater Net After-Tax Receipt to Executive.

For purposes of this Section 7(f):

“Payment” means any payment, distribution, or other benefit to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise that constitutes a “parachute payment” within the meaning of Section 280G of the Code;

“Excise Tax” means the excise imposed by Section 4999 of the Code or any similar or successor provision thereto; and

“Net After-Tax Receipt” means the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

If Payments are reduced, the reduction shall be accomplished first by reducing cash Payments under this Agreement, in the order in which such cash Payments otherwise would be paid and then by forfeiting any equity-based awards that vest as a result of the Change in Control, starting with the most recently granted equity-based awards, to the extent necessary to accomplish such reduction.

All determinations under this Section 7(f) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”) and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 7(f). The Company shall bear all reasonable fees and costs of the Third Party with respect to determinations under or contemplated by this Section 7(f).

5. The last paragraph of Section (31) in Appendix A is hereby replaced in its entirety with the following two paragraphs:

“It is contemplated that during the Employment Period some of Executive’s duties, responsibilities and titles may be changed and Executive agrees that so long as he is maintained as an employee of the Company and Executive Chairman of the Board, Executive will not by reason of any such change in one or more of his duties, responsibilities or titles constitute “Good Reason” under this

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Agreement. Executive agrees that the Company may change Executive’s total compensation from time to time so long as each of his Base Salary, annual incentive bonus opportunity and long-term incentive plan opportunity as of the Effective Date is not decreased by more than one-third (and only if there is a commensurate decrease in Executive’s duties and responsibilities), and Executive agrees such decrease will not constitute “Good Reason” under this Agreement.

Notwithstanding the above, if either the Company or Executive has given timely notice in accordance with Section 4 of the Agreement that the Term of Employment will not be renewed, then Section (31)(C) above shall not apply, and the occurrence of an event described therein shall not constitute a basis for “Good Reason”, during the 60-day period ending on the last day of the Term of Employment.”

6. Section 41 is hereby deleted in its entirety.

7. Appendix B is hereby replaced in its entirety with the following:

“APPENDIX B

(1)	Primary Duties and Responsibilities of Executive:

•	Chairman Role, including calling Board meetings and setting agenda for Board meetings

•	Interim CEO

•	Execute on the strategy of the Company

•	Ensure financial results, business strategies and milestones are communicated to the investment community

•	Oversee framework of effective internal controls to ensure compliance with SOX, Company Policy, FCPA, OFAC and other applicable laws and regulations

•	Ensure accurate, timely and clear information flow to the Board

•	Drive execution of major projects

•	Maintain communication with shareholders, customers, and employees

•	Travel to Company sites

•	Work with leadership team to assure common goals are aligned with and cascade into Company

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•	Work with Board of Directors on strategy, issues, direction, and growth plans

•	Communicate with Board of Directors on any significant issues

•	Drive safety, compliance and ethics in the organization

•	Communicate between the board and leadership team

•	Direct reports include CFO, VP-Operations, VP-Technical Services, VP-Administration, General Counsel, Director-Aviation and Chief Compliance Officer

•	Help direct review of strategic alternatives and help participate in search of new CEO

(2)	Additional Service Capacities:

Non Business Related:

•	University of Texas – Development Board-Austin

•	Texas Exes-Austin

•	UT Health Science Center @ Houston – Development Board

•	Longhorn Foundation Advisory Council at Austin

•	World Presidents Organization-Houston

•	Texas Wildlife Association

•	Schreiner University – Board of Trustees

•	Houston Technology Center – Board of Directors

Business related:

•	IADC

•	IPAA (independent petroleum assoc of America)

•	API

•	NPC (national petroleum council)

•	US Russian Business Council

•	US Kazakhstan Business Association

•	US Turkmenistan Council

•	CERA (HIS/Cambridge Energy Research Association)

•	Greater Houston Partnership

8. Except as otherwise set forth in Sections 1 through 6 above, the terms of the Agreement shall continue in effect. The amendments set forth in this Amendment are effective as of the Amendment Date, except for the amendment set forth in Section 1 hereof, which is effective as of March 1, 2012.

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9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signatures, each signed by one Party but together signed by both Parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive has set his hand and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer to be effective on the Amendment Date.

PARKER DRILLING COMPANY

By:	/s/ W. Kirk Brassfield
Name:	W. Kirk Brassfield
Title:	Senior Vice Pres. & CFO
Date:	March 5, 2012

EXECUTIVE

/s/ ROBERT L. PARKER, JR.
ROBERT L. PARKER, JR.

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